================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______2______)*


                           Delta and Pine Land Company
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    247357106
                                    ---------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]   Rule 13d-1(b)
                  [x]   Rule 13d-1(c)
                  [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G-I Holdings Inc.

------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 2 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Building Materials Corporation of America
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 3 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Building Materials Investment Corporation
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 4 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BMCA Holdings Corporation
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------

                                  Page 5 of 15


                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ISP Opco Holdings Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 6 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ISP Investments Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 7 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             International Specialty Products Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             CO
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 8 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Samuel J. Heyman
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             IN
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 9 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Heyman Investment Associates Limited Partnership
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             PN
------------ ----------------------------------------------------------------------------------------------------------------------



                                  Page 10 of 15

                                                                                                                   13G
CUSIP NO.         247357106

------------ ----------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             The Annette Heyman Foundation Inc.
------------ ----------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [x]
------------ ----------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

------------ ----------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
             Connecticut
-------------------------- ---------- ---------------------------------------------------------------------------------------------
                               5      SOLE VOTING POWER
        NUMBER OF
         SHARES                                0
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ---------- ---------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER
                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                               0
                           ---------- ---------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                               0
------------ ----------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0
------------ ----------------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                             [  ]
------------ ----------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                             0.0%
------------ ----------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

                             OO
------------ ----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a)  Name of Issuer:
         Delta and Pine Land Company

(b)  Address of Issuer's Principal Executive Offices:
         One Cotton Row
         Scott, Mississippi  38772

ITEM 2.

         (a)      Name of Person Filing:

                  (i) G-I Holdings Inc. (formerly known as GAF Building Materials Corporation), on behalf of itself and as successor to G Industries Corp., G-I Holdings Inc., GAF Fiberglass Corporation and GAF Corporation
                  (ii)     Building Materials Corporation of America
                  (iii)    Building Materials Investment Corporation
                  (iv)     BMCA Holdings Corporation
                  (v)      ISP Opco Holdings Inc.
                  (vi)     ISP Investments Inc.
                  (vii)    International Specialty Products Inc.
                  (viii)   Samuel J. Heyman
                  (ix)     Heyman Investment Associates Limited Partnertship
                  (x)      The Annette Heyman Foundation Inc.

          (b)     Address of Principal Business Office or, if None, Residence:

                  The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                  The principal business office of G-I Holdings Inc. and Building Materials Corporation of America is 1361 Alps Road, Wayne, New Jersey 07470.

                  The principal business office of Building Materials Investment Corporation and BMCA Holdings Corporation is 300 Delaware Avenue, Wilmington, Delaware 19801.

                  The principal business office of ISP Opco Holdings Inc., ISP Investments Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Wilmington, Delaware 19801.

                  The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                  The principal business office of Heyman Investment Associates Limited Partnership and The Annette Heyman Foundation is 333 Post Road West, Westport, Connecticut 06881.

         (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B), OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)    [  ]     Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o)

           (b)    [  ]     Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c)

           (c)    [  ]     Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c)

           (d)    [  ]     Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e)    [  ]     An investment adviser in accordance with ss.
                           240.13d-1(b) (1) (ii) (E)

           (f)    [  ]     An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F)

           (g)    [  ]     A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G)

           (h)    [  ]     A savings association as defined in Section 3 (b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i)    [  ]     A church plan that is excluded from the
                           definition of an investment company under section
                           3(c) (14) of the Investment Company Act of 1940 (15
                           U.S.C. 80a-3)

           (j)    [  ]     Group, in accordance with ss. 240.13d-1(b) (1) (ii)
                           (J).

ITEM 4. OWNERSHIP.

                  For information concerning the (a) number of shares beneficially owned by each filing person as of December 31, 2000; (b) percent of class of shares such number represents; (c) number of shares to which such person has as of December 31, 2000 (i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     See Schedule A hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable

ITEM 10. CERTIFICATION.

     By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

         Dated: February 9, 2001

         G-I Holdings Inc.
         Building Materials Corporation of America
         Building Materials Investment Corporation
         BMCA Holdings Corporation


         By: /s/ Susan B. Yoss
             ----------------------------------------
             Susan B. Yoss
             Senior Vice President and Treasurer



         ISP Opco Holdings Inc.
         ISP Investments Inc.
         International Specialty Products Inc.


         By:/s/  Susan B. Yoss
            -----------------------------------------
            Susan B. Yoss
            Executive Vice President and Treasurer



         /s/  Samuel J. Heyman
         --------------------------------------------
              Samuel J. Heyman




         Heyman Investment Associates Limited Partnership


         By: /s/  James R. Mazzeo
             ----------------------------------------
             James R. Mazzeo
             Treasurer


         The Annette Heyman Foundation Inc.


         By: /s/  James R. Mazzeo
             ---------------------------------------
             James R. Mazzeo
             Treasurer

                                   SCHEDULE A

         G-I Holdings Inc. owns 100% of the outstanding common stock of BMCA Holdings Corporation, which, in turn, owns 99.9% of the outstanding common stock of Building Materials Corporation of America. Building Materials Corporation of America owns 100% of the outstanding common stock of Building Materials Investment Corporation.

         International Specialty Products Inc. owns 100% of the outstanding common stock of ISP Opco Holdings Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.